Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc.	Investor Relations Contact:
1300 Nicollet Mall, Suite 5300	Integrated Corporate Relations
Minneapolis, MN 55403	Kathleen Heaney (203) 803-3585
www.bucainc.com

BUCA, Inc. Announces Sale of Vinny T’s of Boston

to Bertucci’s Corporation

Minneapolis, Minnesota, September 25, 2006—BUCA, Inc. (Nasdaq: BUCA) announced the sale effective today of its 11 Vinny T’s of Boston restaurants to Bertucci’s Corporation, which operates 92 brick oven Italian restaurants in 11 states and the District of Columbia. The sale price was $6.8 million, of which $3.0 million was to be paid in cash at the closing and $3.8 million is to be paid through a promissory note issued at closing. The promissory note matures on June 15, 2008 or earlier upon the occurrence of certain other events, including a change in control of Bertucci’s or the repayment or refinancing of Bertucci’s outstanding senior notes. The purchase price is subject to a post-closing working capital adjustment.

The net proceeds of the sale will be used to reduce the Company’s outstanding indebtedness. The Vinny T’s of Boston restaurants have previously been classified as discontinued operations in the Company’s financial statements.

About the Company:

BUCA, Inc. owns and operates 93 highly acclaimed family style Italian restaurants under the name Buca di Beppo in 24 states and the District of Columbia.

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